CONSENT BY LEGAL AND TAX COUNSEL

The Scott Law Firm, Ltd. (the "Undersigned"), hereby consents to being named as legal and tax counsel in a Form S-1 Registration Statement and the inclusion of the legal opinions rendered by the Undersigned as Exhibits 5 and 8 thereto and the scope of the limited liability of the limited partners expressed under the sub-heading Limited Liability under the caption Potential Advantages in the prospectus filed with the Securities and Exchange Commission by Atlas Futures Fund, Limited Partnership, in connection with a proposed offering of limited partnership interests (the "Units") to the public as described in said Registration Statement.

/s/ William S. Scott
William S. Scott
New Jersey Bar #019111974
470 Broadway, Suite 160
Bayonne, NJ  07002

Dated:  April 2, 2012